Exhibit 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

August 14, 2006

4:00 p.m. CT

Operator: Good day and welcome to Today’s LBI Media second quarter 2006 results conference call. Today’s conference is being recorded.

At this time for opening remarks and introductions, I would like to turn the conference over to Executive Vice President, Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, Operator. Good afternoon everyone and welcome to our second quarter 2006 earnings teleconference.

During today’s call, we will provide an overview of operating results for the quarter ended June 30, 2006, as well as discuss recent developments at LBI Media. We will also address more detailed financial results and then we’ll answer your questions.

Before we begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments, that will occur or may occur at LBI in the future, are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media’s public filings with the SEC at www.sec.gov, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the Company undertakes no obligation to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is Adjusted EBITDA which we define as net income or (loss) plus income tax expense, loss/(gain) on the sale of property and equipment, net interest expense, depreciation and amortization, impairment of broadcast licenses, and noncash employee compensation. However, for the purposes of this teleconference, we will refer to what we call Adjusted EBITDA as simply EBITDA.

In compliance with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release issued today. This reconciliation is also provided in our 10-Q, which was filed with the SEC today.

I’d like to introduce you to Winter Horton, our Corporate Vice President who will take you through the quarterly results and highlights. Winter …

Winter Horton: Thank you Lenard.

For the quarter ended June 30, 2006, net revenues increased 10.9% to $29.3 million from $26.4 million for the same quarter last year. This growth is attributable to the strong performance of our television stations in California and Texas and our Houston radio cluster offset slightly by the performance of our Los Angeles radio stations.

In the second quarter of 2006, our television station group generated net revenue of $15.3 million, which resulted in an impressive growth rate of 25.1% when compared to television revenues in the second quarter of 2005. This increase is primarily attributable to revenue growth across all stations reflecting the improved performance and acceptance of our television programming and the early stages of our product integration strategy. We continue to be very excited about our internally produced, compelling entertainment programming that generates competitive ratings by counter-programming our network competitors. In fact, in the last Nielsen July 2006 sweeps ratings period for KRCA in Los Angeles, our internally produced programming from 3p to 10p Monday through Friday now ranks second only to Univision in the adult 18 to 34 year old demo. In the male 18 to 34 year old demo we actually took the number one rank, beating Univision with two programs, Que Buena TV and Jose Luis Sin Censura. Estudio 2, now in its sophomore year, continues to outperform the competition and is now ranked number two in all key demographics. Looking forward, we have several exciting new television program concepts that could replace existing shows should ratings and audience acceptance require a change.

Our radio division net revenues decreased 1.3% to $14 million from $14.2 million for the same quarter last year. Our radio revenue growth for the six months ended June 30, 2005 was 14.9%, so we have difficult year to compete against. However, we made some strategic management changes for our Los Angeles radio stations early in the year and, as a result of these changes, we are anticipating a return to growing revenues in the second half of this year. Our radio ratings have remained strong in both Los Angeles and Houston. Our daily Don Cheto radio program on “Que Buena” continues to be number one ranked with a 7.9 average quarter hour share among persons 18 to 34.

In Houston, our Spanish radio formats remain the number two ranked group among Hispanic station groups in the market. In comparing the Spring 2006 Arbitron survey to the Spring 2005 period, our Spanish radio stations in Houston are up 14% from 6:00 A.M. to 7:00 P.M. in the persons 18 to 34 demographic and 6% from 6:00 A.M. to 7:00 P.M. in the persons 18 to 49 demographic.

Thank you, I’ll turn it back over to Lenard to talk about an exciting new development:

Lenard Liberman: Thank you, Winter.

On August 2, 2006 two subsidiaries of LBI Media, Inc. entered into a definitive agreement to buy five Dallas radio stations from Entravision Communications Corporation for approximately $95 million. The stations include KTCY-FM, KZZA-FM, KZMP-FM, KZMP-AM and KBOC-FM. This acquisition, which is subject to regulatory approvals, is expected to close in the fourth quarter of 2006. Upon closing LBI Media will own six radio stations and a full power television station in the Dallas-Fort Worth, Texas market.

The five stations we are purchasing will complement LBI Media’s Regional Mexican formatted KNOR-FM and allow LBI Media to offer a full array of Hispanic radio formats in the Dallas-Fort Worth market. LBI Media also owns a full power television station, KMPX – Channel 29, in Dallas and plans on using its cross promotion and cluster strategy to market all of its Dallas properties. This acquisition is consistent with our strategy of owning radio and television stations in the same market. We have experienced great success in the Dallas- Fort Worth market and are excited by our ability to expand our presence in this important market through this acquisition. These stations will round out LBI Media’s presence in this fast growing Hispanic market.

At this time I would like to turn the call over to our Chief Financial Officer, Bill Keenan. Bill will review our financial results for the second quarter of 2006, which we included in our press release issued earlier today, Bill…

Bill Keenan: Thanks Lenard.

For the quarter ended June 30, 2006, net revenues increased by $2.8 million or 10.9% to $29.2 million from $26.4 million for the same quarter last year. This increase is attributable to revenue growth from our television stations in California and Texas and our Houston radio stations offset slightly by the performance of our Los Angeles radio stations. Operating expenses (excluding non cash employee compensation, depreciation and amortization, and impairment of broadcast licenses) increased by $1.1 million or 8.8% to $14.0 million for the second quarter of 2006 versus $12.8 million in the second quarter of 2005. This growth in operating expenses is primarily attributed to the incremental costs associated with producing additional in-house television programming and additional sales expenses and commissions associated with the growth in our revenue base. As a result, second quarter 2006 Adjusted EBITDA increased by $1.8 million or 13.0% to $15.3 million for the quarter ended June 30, 2006, from $13.6 million for the same period in 2005. Our Adjusted EBITDA margin increased from 51.4% to 52.3%.

The Company recognized net income of $5.9 million for the quarter, compared to $6.4 million for the same period of 2005, a decrease of 7.8% or $.5 million primarily due to an impairment charge to broadcast license and higher programming, selling and general and administrative expenses.

Television division net revenues increased by $3.1 million or 25.1% to $15.3 million for the quarter ended June 30, 2006 from $12.2 million for the same quarter last year. This increase is primarily attributable to revenue growth across all stations reflecting improved performance and acceptance of our original television programming and the early stages of our product integration strategy. Operating expenses (excluding non cash employee compensation, depreciation and amortization, and impairment of a broadcast license) increased 12.2% to $8.3 million from $7.4 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced programming and an increase in sales expense and commissions associated with that revenue growth. Operating income was $4.4 million, up $.5 million or 11.0% from last year’s $3.9 million. Adjusted EBITDA increased by $2.2 million or 44.7% to $7.0 million from $4.8 million for the same quarter last year.

Radio division net revenues decreased slightly by $.2 million or 1.3% to $14.0 million from $14.2 million for the same quarter last year. Our radio revenue growth for the six months ended June 30, 2005 was 14.9%. The decrease in revenue can be primarily attributed to the performance of our Los Angeles radio stations. Operating expenses (excluding non cash employee compensation and depreciation and amortization) increased by $.2 million or 4.0% to $5.6 million from $5.4 million for the same quarter last year. Operating income decreased $.5 million or 5.5% to $7.9 million from $8.4 million for the same quarter of 2005. Adjusted EBITDA decreased $.4 million or 4.6% from $8.7 million to $8.3 million for the three months ended June 30, 2006 compared to the same period in 2005.

Net revenues increased $4.6 million or 9.8% to $51.5 million from $46.9 million for the six months ended June 30, 2006 compared to the same period in 2005. This increase is primarily attributable to revenue growth of 19.8% at our television stations in California and Texas. Operating expenses (excluding non cash employee compensation, depreciation and amortization, and impairment of a broadcast license) increased 9.2% to $26.9 million in the first six months of 2006 versus $24.7 million for the same period in 2005. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming and additional sales expenses and commissions associated with the growth in our revenue base. Adjusted EBITDA, for the first six months of 2006 increased by $2.3 million or 10.4% to $24.6 million for the six months ended June 30, 2006, from $22.3 million for the same period in 2005. Adjusted EBITDA margins increased slightly to 47.7% from 47.5%.

The Company recognized net income of $7.1 million for the six months ended June 30, 2006, compared to $8.2 million for the same period of 2005, a decrease of 13.4% or $1.1 million primarily due to an impairment charge to a broadcast license and higher programming, selling and general and administrative expenses.

Television division net revenues increased 19.8% to $27.7 million for the six months ended June 30, 2006 from $23.1 million for the same six month period last year. Operating expenses (excluding depreciation and amortization, non cash employee compensation, and impairment of a broadcast license) increased by $1.9 million or 13.3%

to $16.2 million from $14.3 million for the same period last year. This growth in operating expenses can be primarily attributed to the additional costs associated with producing new programs that were not in production in 2005. Operating income rose by $.8 million or 11.8% to $7.9 million from $7.1 million for the same period last year. Adjusted EBITDA for the six months ended June 30, 2006 rose by $2.7 million or 30.3% to $11.6 million from $8.9 million for the same six month period last year.

Radio division net revenues were unchanged at $23.8 million for the six months ended June 30, 2006 and June 30, 2005. Increases in revenue at our Houston radio cluster were offset by the performance of our Los Angeles radio group. Current period results are being compared to a strong prior period in which radio revenues grew by 14.9%. Operating expenses (excluding non cash employee compensation and depreciation and amortization) increased by $.4 million or 3.6% to $10.8 million from $10.4 million for the same period last year. Operating income decreased $1.0 million or 8.0% to $11.7 million from $12.7 million for the same period in 2005. Adjusted EBITDA decreased $.4 million or 2.8% from $13.4 to $13.0 million for the six months ended June 30, 2006 and 2005, respectively.

Turning to our balance sheet, at June 30, 2006 we had approximately $.3 million in cash and total long term debt of $270.5 million. Our total debt balance includes $8.4 million of revolver borrowings and $110 million of term loans both under our new 2006 senior credit facilities. Our trailing 12 month EBITDA (as defined in the new credit agreement entered into in early May 2006), was $49.3 million as of June 30, 2006. Thus, our total debt to EBITDA ratio was slightly under 5.5 times, versus 6.2 [6.5 is the correct number] times at the end of the second quarter of 2005 and 5.7 times at the end of last quarter. We can borrow approximately an additional $110 million under our new senior credit facility and remain in compliance with the financial covenants governed by our new senior credit facility agreement. As of the end of the quarter, we are in compliance with all financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the six months ended June 30, 2006 were approximately $7 million primarily relating to the construction of a new tower and transmitter site for our Dallas radio station, upgrading several of our radio stations and towers in Houston, completion of the relocation of our Dallas television transmitter and antenna site and the addition of studio and transmission equipment for our Los Angeles and Houston television stations. KNOR-FM, our Dallas radio station, recently launched a Spanish format and is now broadcasting from its the newly completed 2000 foot tower.

We are also scheduled to make payments for deferred compensation under some of our employment agreements over the next twelve months for which we have accrued $9.1 million in deferred compensation liability as of June 30, 2006. A part of this amount is currently payable in cash. We are discussing alternatives to a cash payment, including allowing the employee to convert his accrued amount into Liberman Broadcasting’s common stock in connection with its anticipated initial public offering. The remainder of the payments due over the next twelve months are payable in the first half of 2007. If Liberman Broadcasting completes its initial public offering by the time these payments are due, we may pay these amounts in cash or Liberman Broadcastings common stock, at our option.

This concludes our formal remarks. I will now turn the call over to the operator to moderate a question and answer session.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off so that your signal will reach our equipment. Once again, please press star one at this time for any questions you may have.

And our first question will come from Bishop Cheen with Wachovia. Mr. Cheen, go ahead.

And hearing no response, we’ll move on to Robert Berzins with Post Advisory Group.

Robert Berzins: Good afternoon, good quarter guys.

Lenard Liberman: Thank you.

Robert Berzins: Could you just tell us a little bit more about the stations that you’re acquiring and what your more specific plans are in terms of operations? What does the EBITDA look like right now and what kinds of threshold rates of returns do you require for this kind of investment?

Lenard Liberman: Well no — this is Lenard Liberman speaking. I’m not going to reveal trailing cash flow on those stations largely because we don’t reveal or discuss individual station performance. I mean also those stations would all be in a fashion in which we won’t operate them. Currently, they’re operated with two network formats by Entravision. We will program — two of the stations we’re acquiring are network formatted — we will be embarking on a locally driven format with local disk jockeys and a local presence.

So there will be some programming changes to the station although there is an infrastructure there in terms of sales people and folks like that that we’d like to keep and work with. The reason the acquisitions are attractive to us is largely because Dallas is one of our best markets.

We’ve been very successful there with our television station and the initial response to our radio station in that market has been very positive so we look to consolidate our ownership in that market and be one of only two major operators in terms of radio and television.

In terms of our investment parameters, we certainly like to be at a five to six time EBITDA level within five years of an acquisition. That’s our target and we feel like we can hopefully do that in this case as well.

Robert Berzins: With respect to five to six times multiples within five years, that’s certainly stretched out fairly long. Do you have a more near term multiple — something like that in three years that you use as a benchmark as well?

Lenard Liberman: We have — we have projections that go out for five to seven years and I don’t have those numbers handy and I probably wouldn’t want to reveal them anyway.

Robert Berzins: OK. Now turning to television for a moment and so far as your programming efforts in Los Angeles, how are they being utilized in your other markets?

Lenard Liberman: We use the same programming that we produce in Los Angeles in our other markets. The only thing that doesn’t air — the only program that doesn’t air in other markets — is our local news effort in Los Angeles. Otherwise all of our programs that airs in early fringe and prime also airs in San Diego, Houston and Dallas in much the same time period that they are in Los Angeles. So to the extent a network could be programming the same programs hour per hour, we do the same thing in our own stations.

Robert Berzins: OK and you mentioned substantial rating success in Los Angeles; something like number two only to Univision.

Lenard Liberman: Yes.

Robert Berzins: What about the other markets?

Lenard Liberman: Those books aren’t out yet for the July ratings. They’re diary based on Nielson — our markets — so we won’t receive those ratings until the end of August. Los Angeles is the only metered market that we — that is — that we’re operating in so we don’t really have access to those ratings yet.

Robert Berzins: OK. Do you have any kind of ratings you could share with us that we’d be satisfied with?

Lenard Liberman: The higher the better.

Robert Berzins: Understood but are you trying to replicate the number two position among audiences in those markets as well?

Lenard Liberman: Our desire is to be number one. The fact that we’re number two right now 18 to 34 and in many shows 18 to 49 and we are number one in certain shows 18 — men 18 to 34. We always aspire to be number one although Univision’s a good competitor and we have to give them their due.

Robert Berzins: OK. And last question; what is your approximate cost per hour of original programming?

Lenard Liberman: It varies by show but it’s not something I can reveal.

Robert Berzins: OK. Thank you very much.

Lenard Liberman: Thank you.

Operator: As a reminder, that is star one at this time to ask your question. Our next question comes from Joe Rodbard with Nomura Asset Management.

Joe Rodbard: Congratulations on a good quarter.

Lenard Liberman: Thank you.

Joe Rodbard: I’m hoping once again you can put a little more color on the pro forma financials for the acquisitions or if you can’t provide that perhaps the pro forma leverage.

Lenard Liberman: Pro forma leverage — oh, when we’re done — when we acquire. It really depends on how we pay for that acquisition. We’re in the process of filing an S-1 or refiling our S-1 and potentially going public in the next several weeks.

We’re also talking with the private equity sources about making an investment in our company in case we don’t go the IPO route. So there are a lot of moving targets right now although it’s a $95 million acquisition and there is some EBITDA — and I don’t want to quote a number right now because I don’t have it handy and certainly those stations are being operated by another company so I don’t have their current results but we’ll be well within our compliance with our bank.

Joe Rodbard: You’d be within compliance for your bond and interest as well even without…

Lenard Liberman: Sure. Yes.

Joe Rodbard: …equity purchase contributions?

Lenard Liberman: Absolutely. Yes.

Joe Rodbard: All right, thank you.

Operator: And as a final reminder today, that is star one at this time. And there are no further questions. At this time, I would like to turn the call back over to your host for any closing remarks.

Lenard Liberman: Thank you for participating in the call. We appreciate the support.

Operator: And that does conclude today’s conference. We thank you for your participation today.

Lenard Liberman: OK. Thank you.

END